Exhibit 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin® Signs Letter of Intent to Acquire Swedish Distributor

CAYMAN ISLANDS/October 3, 2008/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN) announced today that it has signed a letter of intent for the proposed acquisition of Sportmanship International AB (“Sportmanship”), the distributor of Garmin’s consumer products in Sweden. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, the completion of legal and financial due diligence and customary closing conditions. The acquisition is expected to be completed in December 2008.

Dr. Min Kao, chairman and CEO of Garmin Ltd., said “Sportmanship has been successful in making the Garmin brand the market leader in Sweden in portable navigation devices (PNDs). We anticipate that the acquisition of Sportmanship will further consolidate and expand our market leading position in Sweden and the Nordic countries as a whole.”

Christer Johansson, managing director of Sportmanship Invest AB, the parent company of Sportmanship, said “We are proud of our success in making Garmin the leading brand of portable navigation devices in Sweden. We anticipate that the full integration of Sportmanship into the Garmin family will achieve additional efficiencies and cost savings that will benefit Sportmanship’s customers and further drive sales of Garmin products in Sweden.”

Financial terms of the proposed transaction were not released. Following the acquisition, Sportmanship is expected to change its name to Garmin Sweden AB. The company will retain its management, sales, marketing and supporting staff, consisting of approximately 28 people.

About Garmin Ltd.
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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